Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1998 Incentive Compensation Plan of Jo-Ann Stores, Inc. of our reports dated April 15, 2010, with respect to the consolidated financial statements of Jo-Ann Stores, Inc. included in its Annual Report (Form 10-K) for the year ended January 30, 2010, and the effectiveness of internal control over financial reporting of Jo-Ann Stores, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
June 16, 2010